EXHIBIT 10

April 15, 2005

Gary M. Rodkin

By Hand

Dear Gary:

This letter describes the terms and conditions of your active employment with PepsiCo Beverages and Foods (with PepsiCo, Inc., its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”) and confirms the arrangements relating to your transition from the Company. The material terms and conditions of this letter agreement have been approved by the Compensation Committee of the Board of Directors.

1.  Status and Responsibilities.

(a) As of March 30, 2005, you relinquished your position as Chairman and CEO of PepsiCo Beverages and Foods and from that date until July 1, 2005, you will continue to be employed by the Company.

(b) On July 1, 2005, your employment will end (the “Separation Date”) and you will be entitled to deferred vested retirement benefits under the normal provisions of the PepsiCo Salaried Employees Retirement Plan and the Pension Equalization Plan (collectively, the “Retirement Plans”). You will also be entitled to distribution of your account balances under the normal provisions of the PepsiCo 401(k) Plan for Salaried Employees.

(c) From your Separation Date through June 30, 2007 (the “Consulting Period”), you agree to be available to consult with the Company and to provide such consulting services as shall reasonably be requested by the Chief Executive Officer of PepsiCo, Inc., regarding the global beverage and food businesses. You also agree during this period to respond to inquiries or reasonable requests for assistance from the Company related to matters that arose during your employment. You will be reimbursed for pre-approved reasonable and appropriate business expenses incurred by you in connection with such services as the Company requests of you.

2.  Compensation and Benefits.

(a) 2005 Salary and Bonus.    Until your Separation Date, your current base salary will continue to be paid in accordance with normal payroll procedures. Your 2005 annual and premium bonus will be determined on a six month pro-rata basis and your total bonus amount will be calculated based on the team and individual performance score equal to 100% of target. You will receive your 2005 annual and premium bonus and the unpaid balance of your 2004 premium bonus on or prior to March 14, 2006.

(b) Personal Benefits (Health, etc.).    You and your covered dependents will continue to be covered under the Company’s personal benefit coverages (including, without limitation, medical, dental, life insurance and long-term disability benefits) applicable to active employees through your Separation Date, subject to your continued payment of all applicable employee contributions. Thereafter, you and your covered dependents will be eligible for continued personal benefit coverages that are normally in effect following employment separation, as modified by the Company from time to time. Please note that personal benefits are neither fixed nor guaranteed and may be amended or terminated by the Company at any time.

(c) Retirement Plans.    Your benefit under the Retirement Plans shall be calculated based on your earnings, your age and service through your Separation Date.

(d) Equity Awards.    The Company has provided you with a schedule of your outstanding equity awards, and you and the Company have confirmed the accuracy of that schedule. You will be permitted to vest your regular 2005, 2004 and 2003 option awards and 2005 and 2004 Restricted Stock Units (RSUs) as of the date you sign this letter agreement. You will have until your Separation Date to exercise your vested regular option awards. Your 2005 and 2004 RSU awards will continue to be subject to future performance criteria as established under the terms and conditions of these awards. All of your other equity-based awards will be subject to the normal treatment (e.g., vesting, exercisability, forfeiture, etc.) established under the terms and conditions of those awards as determined on your Separation Date. Should you choose to exercise any stock options, the limitations regarding the form of exercise under the Company’s Exercise and Hold Policy shall apply until your Separation Date.

(e) Consulting Period Compensation.    During your Consulting Period, you will receive a payment of $190,000 per month.

(f) Executive Income Deferral Plan.    You have deferred income under PepsiCo’s Executive Income Deferral Program (“EID”). The Company has provided you with a schedule of your deferred income under the EID, which includes details related to payments from the program. You acknowledge and agree that you have made no other deferral elections under the EID and, as of the date of this letter agreement, you shall not be entitled to elect to defer any other amounts under the EID.

Any compensation and benefits provided to you under Sections 2(c), 2(d), 2(e) and 2(f) that are in addition to the compensation and benefits you otherwise would be entitled to in the absence of this letter agreement (the “Transition Payments”) are in consideration of your promises and obligations you have under this letter agreement and are subject to your satisfying all of your obligations under this letter agreement. You will not be entitled to any salary, bonus or other payments or benefits after the Separation Date, except as provided in this Section 2 or as otherwise set out in this letter agreement.

3.  Non-Disclosure.

In the course of your employment with the Company, you acknowledge that you have received (and may continue to receive during the Consulting Period) “Confidential Information.” “Confidential Information” consists of information relating to the Company’s business that derives economic value, actual or potential, from not being generally known to others, including, but not limited to, technical or nontechnical data, a formula (including cost and/or pricing formula), pattern (including pricing and discount history), compilation, program, device, method (including cost and/or pricing methods, marketing programs and operating methods), technique, drawing, process, financial data, or a list of actual or potential customers or suppliers. You agree that you will hold and maintain all Confidential Information in confidence, and you will not use or disclose in any manner whatsoever (other than within the scope of your employment with or your services rendered to the Company) any of such information to any third party except (i) with the prior written consent of the Company, or (ii) as required at law or under compulsion of judicial or administrative subpoena, after notice by you to the Company of such required disclosure.

4.  Non-Competition, Non-Disparagement and Non-Solicitation.

You agree that, until the end of the Consulting Period, you will not, without the prior written consent of the Company, either directly or indirectly:

(i) participate or have any interest in, own, manage, operate, control, be connected with as a stockholder, director, officer, employee, partner or consultant, or otherwise engage, invest or participate (collectively, “Participate”) in any business entity that markets, sells, distributes or produces Covered Products (including, without limitation, the Coca-Cola Company, Coca-Cola Enterprises or its franchisees or affiliates, Nestle, S.A., Kraft Foods Inc., Procter & Gamble, or any entity associated or affiliated with the foregoing entities); provided, however, that with the prior written consent of the Company, which consent shall not be unreasonably withheld, you shall be permitted to Participate in a business entity that makes retail sales or consumes Covered Products without in any way competing with the Company;

(ii) do any act materially injurious to the reputation of the Company or which is intended to divert customers or suppliers from the Company; or

(iii) solicit any Company employee (or person who was an employee of the Company within six months of the solicitation) to leave the Company’s employment or to accept any position with any other entity.

Any dispute, controversy or claim arising out of, or relating to the proviso at the end of Section 4(i) shall be settled exclusively by binding arbitration by a single arbitrator, conducted in the State of New York in accordance with the rules of the American Arbitration Association then in effect. If you and the Company are unable to mutually agree upon the arbitrator, the arbitrator shall be chosen in accordance with the rules of the American Arbitration Association. The arbitrator’s fees shall be split equally between the parties.

The provisions of this Section 4 shall not apply to prevent you and your immediate family from collectively being holders of up to five percent (5%) in the aggregate of any class of securities of any corporation engaged in the prohibited activities described above, provided that such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States. You agree that the covenants you have made in this Section are reasonable with respect to their duration and description.

For purposes of this Section 4, “Covered Products” shall mean any product which falls into one or more of the following categories, so long as the Company is producing, marketing, selling or licensing such product anywhere in the world: beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks and coffee drinks; juices; snacks, including salty snacks, sweet snacks and cookies; or any product or service which you have reason to know was under development by the Company during your employment with the Company.

5.  Remedies for Breach of Section 3 or 4 .

You acknowledge that a breach or threatened breach by you of the terms of Sections 3 or 4 of this letter agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach. The undertakings and obligations contained in Sections 3, 4 and 5 shall continue as written even if other provisions of this letter agreement terminate sooner.

6.  Releases.

(a) You agree to release and discharge the Company, and all of its respective past, present and future directors, officers, employees, agents, plans, trusts, administrators, stockholders and trustees from any and all claims, losses or expenses you may have or have had or may later claim to have had against them, whether known or unknown, arising out of anything that has occurred up through the date you sign this letter agreement, any claims, losses or expenses arising out of your employment with the Company or the termination of your employment; provided, however, that you expressly do not release or discharge the Company from any claims, losses or expenses you may have, for workers’ compensation benefits, pension benefits, health care, life insurance, disability, other similar benefits, for the stock awards that have vested or will vest on or before the Separation Date or vested in accordance with the second sentence of Section 2(d), for indemnification or insurance described in Section 9 below, or for reimbursable business expenses incurred but not yet reimbursed. You understand and agree that, except for the claims expressly excluded from this release, you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for reinstatement, back pay, losses or other damages to you or your property resulting from any alleged violations of state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended (prohibiting discrimination on account of race, sex, national origin or religion); the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (prohibiting discrimination on account of disability); the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (prohibiting discrimination on account of age); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (protecting employee benefits); as these laws may be amended from time to time; and any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine claim relating to your employment.

By signing this letter agreement and accepting the Transition Payments provided, you agree that, except for any claims expressly excluded from this release, you will not hereafter pursue any individual claims (whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) against the Company and any of its past, present and future respective directors, officers, employees, plans, trusts, agents, administrators, stockholders and trustees, by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency, including, by way of example and not limitation, the Equal Employment Opportunity Commission, the Department of Labor or any state Human Rights Agencies, for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the effective date of this letter agreement. This release does not include any claims for breach of this letter agreement or any claims that may arise after the date you execute this letter agreement.

You agree that you will re-execute the release set forth in this Section 6(a) of this letter agreement as of the Separation Date as a condition to receiving the Consulting Period compensation set forth in Section 2(e). You agree that the Company will terminate your continued eligibility for Transition Payments under this agreement if you materially breach the terms of Section 3, 4 or 6 of this letter agreement. You also specifically agree that if you file or assert any claim related to your employment against the Company and/or any of its respective past, present and future officers, directors, employees, agents, plans, trusts, administrators, stockholders and trustees for any reason other than claims for workers’ compensation benefits, for retirement benefits, for health care, life, disability or other similar benefits or for violation of this letter agreement, you will repay all Transition Payments you have received. In addition, you agree to indemnify and hold the Company and its respective past, present and future officers, directors, employees, plans, trusts, administrators and trustees harmless from any claim, loss or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this letter agreement.

(b) In consideration of your agreements hereunder, the Company agrees to release and discharge you and your personal representatives, administrators, trustees, heirs and assigns from any and all claims, losses or expenses (other than claims, losses or expenses arising from your misconduct, criminal acts or gross negligence) it may have or have had or may later claim to have had against you or them, whether known or unknown, arising out of anything that has occurred up through the date you sign this letter agreement. This release does not include any claims for breach of this letter agreement or any claims that may arise after the date you execute this letter agreement. In addition, the Company agrees to indemnify and hold you and your personal representatives, administrators, trustees, heirs and assigns harmless from any claim, loss or expense (including attorneys’ fees) incurred by you or them as a result of the Company’s breach of any portion of this letter agreement or the failure by the Company to provide any of the compensation and benefits referenced herein in accordance with the terms and conditions of this letter agreement.

7.  Review and Revocation.

This letter agreement affects important rights and obligations, and we advise you to consult with an attorney before you sign. In order to give you time to review and consider these arrangements, we will hold this offer open for twenty-one (21) calendar days. For a period of up to and including seven (7) calendar days after the date you sign this letter agreement, you may revoke it entirely. If you decide to revoke this letter agreement, you must deliver to the undersigned a signed notice of revocation on or before the end of this seven-day period. Upon delivery to the undersigned of a timely notice of revocation, this letter agreement shall be canceled and rescinded in all respects, and all benefits granted under the terms of this agreement shall be voided in their entirety, retroactively effective as of the date you originally signed this letter agreement.

8.  Consulting Services.

Subject to the provisions of Section 3 and 4 hereof, the services to be provided by you during the Consulting Period pursuant to section 1(c) shall not preclude you from engaging in any other commercial or business activity during the Consulting Period. You and the Company shall mutually determine the time and location at which you shall perform any consulting services, and you shall provide any requested services as soon as reasonably practicable following any such request. The Company shall use its reasonable best efforts not to require your performance of consulting services in any manner that unreasonably interferes with any of your other commercial or business activities. You shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company after the Separation Date, and you shall not have the power or authority to contract in the name of or bind the Company.

9.  Indemnification / Insurance.

The Company shall indemnify you (including, without limitation, with respect to any services you provide during the Consulting Period) and provide for the advance of expenses in connection therewith, subject to and in accordance with Section 3.7 of the PepsiCo, Inc. By-Laws. The Company shall maintain customary director and officer liability insurance covering you for acts and omissions during the time of your employment with the Company to the same extent it does so for similarly situated executives.

10.  Representation.

By signing below, you acknowledge that you understand and voluntarily accept the arrangements described herein. You acknowledge and agree that you have had the opportunity to review this letter agreement with an attorney, that you fully understand this letter agreement, and that you signed it knowingly and voluntarily. You also acknowledge that you have not received any promise or inducement to sign this letter agreement except as expressly set forth herein. Finally, you represent that during the period up through the Separation Date, and through your Consulting Period, you are committed to carrying out your responsibilities in a diligent and professional manner and in accordance with PepsiCo’s Worldwide Code of Conduct.

11.  Miscellaneous.

(a) In the event of your death prior to the end of the Consulting Period, your designated beneficiaries and/or estate, as appropriate, will be entitled to receive all compensation and benefits outlined herein (including, without limitation, the payments referenced in Sections 2(e) hereof) in accordance with the terms and conditions of the applicable plan or program and this letter agreement.

(b) Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this letter agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.

(c) This letter agreement contains all of the undertakings and agreements between the Company and you pertaining to your separation from the Company and supersedes all previous undertakings and agreements, whether oral or in writing, between the Company and you on the same subject. No provision of this letter agreement may be changed or waived unless such change or waiver is agreed to in writing, signed by you and a duly authorized employee of the Company. Except as otherwise specifically provided in this letter agreement, no waiver by either the Company or you of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

(d) No rights or obligations under this letter agreement can be assigned or transferred by you, except as expressly provided in Section 11(a) hereof. This letter agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your estate or legal representative.

(e) In the event that pursuant to a final determination by a court of competent jurisdiction any portion of this letter agreement shall be found to be invalid or unenforceable for any reason, the remaining portions of this letter agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

(f) This letter agreement shall be deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of laws. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this letter agreement.

Gary, we would appreciate you indicating your understanding and acceptance of this letter agreement by signing below.

Very truly yours,

PepsiCo, Inc.

By:	/s/ Margaret D. Moore
Margaret D. Moore
Senior Vice President, Human Resources

I agree to and accept the terms and

provisions of this letter agreement.

/s/ Gary M. Rodkin
Gary M. Rodkin

Date: April 18, 2005